UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 19, 2009

Date of Report (Date of earliest event reported)

Harrah’s Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10410	62-1411755
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Caesars Palace Drive

Las Vegas, Nevada 89109

(Address of principal executive offices) (Zip Code)

(702) 407-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On March 19, 2009, Harrah’s Entertainment, Inc. (“Harrah’s Entertainment”) issued a press release announcing, among other things, the extension of the Withdrawal Deadline and Early Tender Date for each of its previously announced cash tender offers, the previously announced private exchange offers and cash tender offers by Harrah’s Operating Company, Inc. (“Harrah’s Operating”), and the previously announced tender offers by Harrah’s BC, Inc., in each case for certain outstanding debt securities of Harrah’s Operating. In each case, the Withdrawal Deadline has been extended to 5:00 p.m., New York City time, on March 23, 2009, unless further extended, and the Early Tender Date has been extended to 5:00 p.m., New York City time, on March 25, 2009, unless further extended. In addition, on March 17, 2009, Harrah’s Entertainment issued a press release announcing, among other things, that supplements regarding these offers were being distributed.

In addition, on March 19, 2009, Harrah’s Entertainment was informed by Hamlet Tender, LLC and Hamlet FW LLC (together with one or more additional investment vehicles formed or to be formed by affiliates of Apollo Global Management, LLC, TPG Capital, L.P., and certain other co-investors, the “Investors”) that their previously announced cash tender offers for HOC’s 10% Second-Priority Senior Secured Notes due 2015 and 10% Second-Priority Senior Secured Notes due 2018 (collectively, the “Second Lien Notes”) have been increased to $350 million from $250 million. In connection with the increase, the Investors announced that the maximum principal amount of Second Lien Notes that may be tendered and accepted for purchase in such tender offers may not exceed a new Maximum Tender Amount of $946 million.

For additional information concerning the foregoing, a copy of the press releases are attached hereto as Exhibit 99.1 and Exhibit 99.2 and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being filed herewith:

99.1	Text of press release, dated March 19, 2009.

99.2	Text of press release, dated March 17, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARRAH’S ENTERTAINMENT, INC.

Date: March 19, 2009	By:	/s/ MICHAEL D. COHEN
Michael D. Cohen
Vice President, Associate General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Document Description
99.1	Text of press release, dated March 19, 2009.

99.2	Text of press release, dated March 17, 2009.